UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 17, 2015

MagnaChip Semiconductor Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34791	83-0406195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o MagnaChip Semiconductor S.A. 1, Allée Scheffer, L-2520 Luxembourg, Grand Duchy of Luxembourg	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (352) 45-62-62

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

Effective August 17, 2015, the Board of Directors of MagnaChip Semiconductor Corporation (the “Company”) appointed Gary Tanner as a Class II director of the Company, to serve until his successor has been duly elected and qualified or until his earlier resignation or removal. Mr. Tanner’s appointment fills a vacancy on the Company’s Board of Directors (the “Board”) created as a result of the Board increasing the number of directors on the Board to eight directors from seven directors. Mr. Tanner has been named to the Strategic Review Committee of the Board and is expected to be named to the Audit Committee of the Board.

In connection with Mr. Tanner’s appointment as a director, Mr. Tanner has been granted the following equity awards under the Company’s 2011 Equity Incentive Plan (the “Plan”): (i) a one-time option to purchase 13,902 shares of the Company’s common stock at an exercise price per share equal to $9.21 (which was the fair market value of a share of the Company’s common stock on the date of grant as determined in accordance with the Plan), which will vest 100% in full on June 15, 2016, and (ii) a one-time restricted stock unit award for 5,408 shares of the Company’s common stock, which will vest 100% in full on June 15, 2016. Mr. Tanner will be further compensated for his service as a director in accordance with the Company’s director compensation policy.

Item 7.01.	Regulation FD Disclosure.

On August 20, 2015, the Company issued a press release announcing Mr. Tanner’s appointment to the Board. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished as part of this report:

Exhibit No.	Description

99.1	Press release for MagnaChip Semiconductor Corporation dated August 20, 2015, announcing the appointment of Gary Tanner as a director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNACHIP SEMICONDUCTOR CORPORATION

Dated: August 20, 2015	By:	/s/ Theodore Kim
Theodore Kim
Chief Compliance Officer, Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press release for MagnaChip Semiconductor Corporation dated August 20, 2015, announcing the appointment of Gary Tanner as a director.